Exhibit 5(a)

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

November 4, 2009

Energy Future Holdings Corp.

Energy Future Intermediate Holding Company LLC

Energy Future Competitive Holdings Company

EFIH Finance Inc.

1601 Bryan, 6th Floor

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to Energy Future Holdings Corp., a Texas corporation (the “Company”), Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“Intermediate Holding”), EFIH Finance Inc., a Delaware corporation (“EFIH Finance”), and Energy Future Competitive Holdings Company, a Texas corporation (“Competitive Holdings” and, together with the Company, Intermediate Holding and EFIH Finance, the “Registrants”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance (i) by the Company of up to $1.35 billion aggregate principal amount of 9.75% Senior Secured Notes due 2019 (the “Company Exchange Notes”), which are unconditionally guaranteed (the “Guarantees”) by Intermediate Holding and Competitive Holdings (collectively, the “Guarantors”), and (ii) by Intermediate Holding and EFIH Finance of up to $1.65 billion aggregate principal amount of 9.75% Senior Secured Notes due 2019 (the “Intermediate Holding Exchange Notes” and, together with the Company Exchange Notes, the “Exchange Notes”). The Company Exchange Notes will be issued under an indenture (the “Company Indenture”) among

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the Company, Intermediate Holding, Competitive Holdings and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Intermediate Holding Exchange Notes will be issued under an indenture (the “Intermediate Holding Indenture” and, together with the Company Indenture, the “Indentures”) among Intermediate Holding, EFIH Finance and the Trustee. The Exchange Notes will be offered by the Company, Intermediate Holding and EFIH Finance in exchange for the outstanding notes listed in Schedule I hereto (collectively, the “Old Notes”).

We have examined the Registration Statement, forms of the Indentures, which have been filed with the Commission as exhibits to the Registration Statement, and the Old Notes and the indentures related thereto. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Registrants.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that each Indenture will be the valid and legally binding obligation of the Trustee.

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We have assumed further that (1) each of the Company and Competitive Holdings will have duly executed and delivered the Company Indenture, the Company will have duly executed and delivered the Company Exchange Notes and Competitive Holdings will have duly executed and delivered the Guarantee of Competitive Holdings in accordance with the law of the State of Texas and (2) the execution and delivery by the Company of, and the performance of its obligations under, the Company Indenture and the Company Exchange Notes and by Competitive Holdings of, and the performance of its obligations under, the Company Indenture and the Guarantee of Competitive Holdings, and the consummation by the Company and Competitive Holdings of the transactions contemplated thereby, do not and will not violate the law of the State of Texas or any other applicable law (except that no such assumption is made with respect to the law of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the federal laws of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Company Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the Company Indenture upon the exchange, the Company Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When the Intermediate Holding Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the Intermediate Holding Indenture upon the exchange, the Intermediate Holding Exchange Notes will constitute valid and legally binding obligations of Intermediate Holding and EFIH Finance enforceable against Intermediate Holding and EFIH Finance, respectively, in accordance with their terms.

3. When (a) the Company Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the Company Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors, respectively, in accordance with their terms.

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Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Texas, we have relied upon the opinion of Vinson & Elkins LLP dated the date hereof.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and, to the extent set forth herein, the law of the State of Texas.

We hereby consent to the filing of this opinion letter as Exhibit 5(a) to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

Old Notes
Issuer	Title	Aggregate Principal Amount Outstanding (in millions)
Energy Future Holdings Corp.	5.55% Series P Senior Notes due 2014	$1,000

Energy Future Holdings Corp.	6.50% Series Q Senior Notes due 2024	$750

Energy Future Holdings Corp.	6.55% Series R Senior Notes due 2034	$750

Energy Future Holdings Corp.	11.250%/12.000% Senior Toggle Notes due 2017	$2,650

Energy Future Holdings Corp.	10.875% Senior Notes due 2017	$2,000

Texas Competitive Electric Holdings Company LLC and TCEH Finance, Inc.	10.25% Senior Notes due 2015	$3,000

Texas Competitive Electric Holdings Company LLC and TCEH Finance, Inc.	10.25% Senior Notes due 2015, Series B	$2,000